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                                                  OMB Number 3235-0362
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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 5

         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

[  ] FORM 3 HOLDINGS REPORTED.

[  ] FORM 4 TRANSACTIONS REPORTED.

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1. Name and Address of Reporting Person

   Brayton                Joe
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   (Last)               (First)                 (Middle)

  10711 Preston Road, Suite 250
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                                    (Street)

   Dallas                 TX                    75230
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Park Pharmacy Corporation (PPRX.OB)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   06/2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [   ]   Director                     [   ]   10% Owner
   [   ]   Officer (give title below)   [ X ]   Other (specify below)

                Chief Operating Office of Subsidiary
                     performing similar policy
                    making functions for Issuer
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    of Indirect
                                   2.            Code         ------------------------------- Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)             of Issuer's    Indirect  Ownership
Title of Security                  Date          ------------                 or              Fiscal Year    (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)        Code         Amount      (D)    Price    (Instr 3 & 4)  (Instr.4) 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                       9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
                 2.                                                                                    Deriv-    of
                 Conver-                    5.                              7.                         ative     Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-    ative    Nature
                 of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)     Code    (A)      (D)  cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock
Options (right            05/01/                                   04/30/   Common
to purchase)     $0.75     2001      A      533,332       (1)       2005    Stock     533,332          533,332    D
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Employee Stock
Options (right            05/01/                                   04/30/   Common
to purchase)     $0.75     2001      A      466,668       (2)       2005    Stock     466,668          466,668    D
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Explanation of Responses:
(1) The options vest in 4 equal installments on May 1, 2001, May 1, 2002, May 1, 2003 and May 1, 2004, respectively.
(2) The options vest in 3 equal installments on May 1, 2001, May 1, 2002 and May 1, 2003, respectively.







  /s/  JOE BRAYTON                                  10/10/2001
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**Signature of Reporting Person                        Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.